As Filed with the Securities and Exchange Commission on October 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONTEXT THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2566423
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3675 Market Street, Suite 200 Philadelphia, Pennsylvania	19104
(Address of Principal Executive Office)	(Zip Code)

Context Therapeutics Inc. 2021 Long-Term Performance Incentive Plan

(Full titles of the plans)

Martin Lehr

Chief Executive Officer

Context Therapeutics Inc.

3675 Market Street, Suite 200

Philadelphia, Pennsylvania 19104

(267) 225-7416

(Name, address, telephone number, including area code, and zip code, of agent for service)

Copies to:

Walter J. Mosteck, Esq. Ben A. Stacke, Esq. Faegre Drinker Biddle & Reath LLP One Logan Square Philadelphia, Pennsylvania 19103 Tel.: (215) 988-3330	Alex Levit Chief Legal Officer 3675 Market Street, Suite 200 Philadelphia, Pennsylvania 19104 Tel.: (267) 225-7416	William N. Haddad, Esq. Venable, LLP 1270 Avenue of the Americas, 24th Floor New York, New York 10020 Tel.: (212) 503-9812

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to options granted under the 2021 Long-Term Incentive Plan	436,437 (2)	$5.69(5)	$2,483,326.53	$230.21
Common Stock, $0.001 par value per share, reserved for issuance pursuant to restricted stock units granted under the 2021 Long-Term Incentive Plan	33,398 (3)	$5.00(6)	$166,990	$15.48
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2021 Long-Term Incentive Plan	783,733(4)	$5.00(6)	$3,938,665	$365.12
Total			$6,588,981.53	$610.81

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of Context Therapeutics Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Represents shares of Common Stock subject to options outstanding under the 2021 Long-Term Incentive Plan (the “2021 Plan”). To the extent that awards outstanding under the 2021 Plan are forfeited, lapse unexercised or are settled in cash, the Common Stock subject to such awards will be available for future issuance under the 2021 Plan.

(3)

Represents 33,398 unvested shares of Common Stock subject to restricted stock units outstanding under the 2021 Plan. As of the adoption of the 2021 Plan on April 25, 2021, there were 45,922 shares of Common Stock subject to unvested restricted stock units, however, 12,524 shares of Common Stock subject to such restricted stock units have vested. To the extent that awards outstanding under the 2021 Plan are forfeited, lapse unexercised or are settled in cash, the Common Stock subject to such awards will be available for future issuance under the 2021 Plan.

(4)

Represents shares of Common Stock reserved for issuance under the 2021 Plan. The 2021 Plan also provides that the number of shares reserved for issuance under the 2021 Plan will be increased on January 1 of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031 in an amount equal to the least of: (i) 4% of the total number of shares of Common Stock outstanding as of December 31 of the immediately preceding calendar year; or (ii) such number of shares of Common Stock as may be determined by our Board of Directors (the “Board”).

(5)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock awards that remain outstanding under the 2021 Plan.

(6)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $5.00 per share of common stock as set forth in the prospectus dated October 19, 2021, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256572).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement (the “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Context Therapeutics Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(1)

the Company’s prospectus , dated October 19, 2021, filed with the Commission on October 20, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Company’s registration statement on Form S-1, as amended (File No. 333-256572), which contains audited financial statements for the Company’s latest fiscal year; and

(2)

the description of the Company’s common stock contained in the Company’s registration statement on Form 8-A (File No. 001-40654) filed with the Commission on July 23, 2021, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

As a Delaware corporation, the Company is subject to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company’s amended and restated bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The Company intends to enter into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Company, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers, or any of the Company’s subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits.

A list of the exhibits required to be filed as a part of this Registration Statement on Form S-8 is set forth in the Exhibit Index, which follows, and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Amended & Restated Certificate of Incorporation of Context Therapeutics Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 27, 2021) (File no. 333-256572).

4.2	Form of Amended and Restated Bylaws (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 27, 2021) (File no. 333-256572).

4.3	Context Therapeutic Inc. 2021 Long-Term Performance Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 27, 2021) (File no. 333-256572).

5.1*	Opinion of Faegre Drinker Biddle & Reath LLP.

23.1*	Consent of CohnReznick LLP, independent registered public accounting firm.

23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this registration statement on Form S-8).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Philadelphia, State of Pennsylvania, on the 20th day of October, 2021.

CONTEXT THERAPEUTICS INC.

By:	/s/ Martin Lehr
Martin Lehr
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Lehr and Richard Berman, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin Lehr Martin Lehr	Chief Executive Officer and Director (principal executive, financial and accounting officer)	October 20, 2021

/s/ Richard Berman	Chairman of the Board and Director	October 20, 2021
Richard Berman

/s/ Philip Kantoff	Director	October 20, 2021
Philip Kantoff

/s/ Jennifer Evans Stacey	Director	October 20, 2021
Jennifer Evans Stacey

/s/ Linda West	Director	October 20, 2021
Linda West